Exhibit 10.1

NXP SEMICONDUCTORS N.V.
2019 OMNIBUS INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “RSU Agreement”) is made effective as of the date indicated in the grant summary in the Company’s equity recordkeeping system (the “Date of Grant”), by and between NXP Semiconductors N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”), and the recipient of the grant who serves on the Board of Directors of the Company (the “Director”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
1.Grant of Restricted Stock Units. The Company hereby grants to the Director the number of restricted stock units (the “RSUs”) as indicated in the grant summary in the Company’s equity recordkeeping system, subject to all of the terms and conditions of this RSU Agreement and the Plan. Each RSU shall represent the right to receive one (1) share of Common Stock.
2.    Vesting.
(a)    Subject to the Director’s continued service on the Board of Directors of the Company, except as otherwise provided below, 100% of the RSUs shall vest on the earlier of the first anniversary of the Date of Grant and the date of the next annual general meeting of shareholders of the Company after the Date of Grant (the “Vesting Date”).

(b)    Except as set forth in Section 2(c) below, if the Director’s service on the Board of Directors of the Company is terminated for any reason prior to the Vesting Date, then all rights of the Director with respect to RSUs that have not vested as of the date of termination shall immediately terminate without notice and without any compensation; provided, that upon the violation by the Director of any provision of the Plan or this RSU Agreement, the RSUs shall terminate effective as of the date of such violation (rather than the date on which such violation comes to the attention of the Company) and the Director shall be required to return to the Company the shares of Common Stock in respect of vested RSUs on an after tax basis or an amount in cash equal to the fair market value of the shares of Common Stock in respect of vested RSUs as of the date of the Director’s termination of service on the Company’s Board of Directors. Any such unvested RSUs terminated pursuant to this Section 2(b) shall be forfeited without payment of any consideration, and neither the Director nor any of the Director’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

(c)    If the Director’s service on the Board of Directors of the Company is terminated in connection with a Change of Control, then all unvested RSUs shall immediately vest and shall be settled as soon as practicable after the date of such termination in accordance with Section 3 below.

Subject, and in addition, to the foregoing, if the Director’s service on the Company’s Board of Directors is terminated due to the Director’s death, or at the request of the Company’s Board of Directors (and not under circumstances where the Director is a Bad Leaver), then the RSUs shall immediately become vested and shall be settled as soon as practicable after the date of such termination.

(d)    For the purposes of this RSU Agreement, and notwithstanding any provision of the Plan to the contrary:

(i).
“Bad Leaver” shall mean a Director whose service on the Company’s Board of Directors is terminated (A) following the Director committing an act of theft, fraud, serious misconduct or deliberate falsification of records in relation to his duties for the Company ; (B) following the Director being convicted of or pleading guilty to a serious criminal offence (misdrijf) relating to his or her duties for the Company (excluding any motoring or non-duty related minor offence), which act or criminal offence referred to in (A) and/or (B) has a material adverse effect upon the Company; or (C) a Director materially violates the Company Code of Conduct or similarly significant rule or policy of the Company.

3.     Settlement. The shares of Common Stock underlying any RSUs that become vested in accordance with Section 2 shall be delivered to the Director as soon as practicable after the applicable Vesting Date (as applicable, the “Settlement Date”).

4.    Voting and Other Rights. The Director shall have no rights of a stockholder with respect to the RSUs (including the right to vote and the right to receive distributions or dividends) unless and until shares of Common Stock are issued in respect thereof following the applicable Vesting Date.

5.    RSU Agreement Subject to Plan. This RSU Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Agreement and the provisions of the Plan, the provisions of this RSU Agreement shall govern. The Director hereby acknowledges receipt of a copy of the Plan. The Director hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this RSU Agreement and the RSUs shall be final and conclusive.

6.    Taxes. Any and all taxes, duties, levies, charges or social security contributions (“Taxes”) which arise under any applicable national, state, local or supra-national laws, rules or regulations, whether already effective on the Date of Grant or becoming effective thereafter, and any changes or modifications therein and termination thereof which may result for the Director in connection with this RSU Agreement (including, but not limited to, the grant of the RSUs, the ownership of the RSUs and/or the delivery of any Common Stock under this Plan, the ownership and/or the sale of any Common Stock acquired under this RSU Agreement) shall be for the sole risk and account of the Director.

7.    Governing Law and Forum. This RSU Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without giving effect to the principles of conflicts of laws. Any dispute arising under or in connection with this RSU Agreement shall be settled by the competent courts in Amsterdam, The Netherlands.

8.    RSU Agreement Binding on Successors. The terms of this RSU Agreement shall be binding upon the Director and upon the Director’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

9.    No Assignment. Notwithstanding anything to the contrary in this RSU Agreement, neither this RSU Agreement nor any rights granted herein shall be assignable by the Director.

10.    Insider Trading Rules; Certain Company Policies; Necessary Acts. Each Director shall comply with any applicable “insider trading” laws and regulations, including the “NXP Semiconductor N.V. Insider Trading Policy,” the Company Code of Conduct, and any restrictive covenant or intellectual property assignment agreement to which the Director is a party. The Director hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Agreement, including but not limited to all acts and documents related to compliance with applicable securities and/or tax laws.

11.    Severability. Should any provision of this RSU Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Agreement. Moreover, if one or more of the provisions contained in this RSU Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

12.    Addenda. The provisions of any addenda attached hereto are incorporated by reference herein and made a part of this RSU Agreement. To the extent that any provision in any such addenda conflicts with any provision set forth elsewhere in this RSU Agreement (including, without limitation, any provisions related to Taxes or the Settlement Date), the provision set forth in such addenda shall control.

13.    Entire Agreement. This RSU Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

14.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

15.    Acceptance. This RSU Agreement must be accepted by the Director’s electronic acceptance in the Company’s equity recordkeeping system or the Director will have no right to the RSU grant provided for in this RSU Agreement.

By accepting this RSU Agreement the Director consents to the electronic delivery through the Company’s equity recordkeeping system of all documents related to this RSU grant. Please be informed that when you accept these grants via the E*TRADE system (or such other system designated by the Administrator) you consent to the processing, collection, storing and adapting by the Company, its affiliates, or any entity administrating the Plan, your grant, and/or your (rights to) any shares of Common Stock, of any personal data relating to you (including, inter alia, name, address, personnel number and position) for the sole purpose of your participation in the Plan. This data is processed for purposes of administrating and executing the Plan in the broadest sense. The Company or the Employing Company may transfer the data relating to you to their Subsidiaries or Affiliates or any designated person located in the United States for purposes of administrating, approving and executing the Plan in the broadest sense. The United States does not provide an adequate level of data protection for the above-mentioned purposes.

16.    Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

ANNEX A
Country Specific Tax Provisions
For Directors whose RSU grants are or become subject to the tax laws of the United States
Settlement Date. The Settlement Date shall occur as soon as practicable following the Vesting Date or such earlier date as provided in Sections 2(b)-(c) of this RSU Agreement, but in no event later than March 15 of the year following the year in which such date of termination occurs.
Section 409A Compliance. The intent of the parties is that the payments and benefits under this RSU Agreement comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this RSU Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Director shall not be considered to have terminated service to the Company for purposes of any payments under this RSU Agreement which are subject to Section 409A of the Code until the Director would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Agreement or any other arrangement between the Director and the Company during the six-month period immediately following the Director’s separation from service shall instead be paid on the first business day after the date that is six months following the Director’s separation from service (or, if earlier, the Director’s date of death). The Company makes no representation that any or all of the payments described in this RSU Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Director shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

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